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Alexandra Petek

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www.netelement.com

Net Element Announces Full-Year 2013 Financial Results and Operational Update

Net Revenues Up Significantly Over Last Year, Divestiture of Non-Core Assets Provided Significant Cost Savings and Reduction in Liabilities

MIAMI – April 21, 2014 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a technology-driven group specializing in mobile payments and value-added transactional services in emerging countries and in the United States, announced today financial results for its full-year ending December 31, 2013.

Conference Call

Net Element will host a conference call on Tuesday, April 22, 2014 at 4:30pm Eastern Time to discuss the financial and business highlights. The conference call can be accessed by dialing (877) 303-9858 (domestic) or (408) 337-0139 (international). Participants will need to provide the passcode 32722487. A webcast replay will be available following the call on the investor relations site http://investor.netelement.com/events.cfm.

2013 Business Highlights

•	Achieved 1,354% year-over-year growth, as a result of acquisition of Unified Payments;
•	In October, TOT Platform, a value-added transactional services platform was launched in Russia;
•	In September, the Company announced divestiture of its non-core assets and repositioned its focus on mobile payments and value-added transactional technologies;
•	In August, the Company’s subsidiary Aptito announced integration with USAePay;
•	In August, Aptito announced integration with TSYS;
•	In July, Net Element was added to Russell 3000 Index;
•	In June, Net Element completed an acquisition of Aptito, a next generation, cloud-based point of sale payments platform;
•	In May, Net Element hired former CFO of Groupon Russia for TOT Group Russia;
•	In April, TOT Money ranked #1 SMS Content Provider by Russia’s 2nd largest Telecom;
•	In April, Net Element completed an acquisition of Unified Payments, a provider of payment services, recognized by Inc. Magazine as the fastest-growing private company in the U.S. in 2012

Oleg Firer, Chief Executive Officer of Net Element, commented, “Net Element made significant progress in 2013. From our acquisition of Unified Payments and Aptito to our launch of TOT Platform in Russia, we have grown considerably and will continue working to increase shareholder value in 2014 and beyond.”

2013 Consolidated Financial and Operating Summary

•	Net Element reported net revenues of $18,749,470 for the year ended December 31, 2013, which represents a significant increase above the net revenues of $1,384,852 for the year ended December 31, 2012. The increase in net revenues is primarily a result of the acquisition and partial year of operations of Unified Payments and a full year of operations of TOT Money in 2013.

•	Our net loss for the year ended December 31, 2013 was $48,309,347 as compared to a net loss of $16,389,931 for the year ended December 31, 2012. Our net cash used in operating activities for the year ended December 31, 2013 was $10,809,954, which was an improvement from $25,177,746 used in operations for the year ended December 31, 2012.

•	Key adjustments to reconcile the $48,309,347 net loss to $10,809,954 net cash used in operating activities for the year ended December 31, 2013 include:

-	The company recorded non-cash compensation of $16,549,820 for the year ended December 31, 2013 of which $13,305,817 related to shares issued in connection with the Unified Payments acquisition.

-	During the year ended December 31, 2013 the Company recognized $11,200,000 of non-cash, goodwill impairment losses relating to the goodwill from the Unified Payments acquisition. In connection with that acquisition, the Company recorded goodwill of approximately $17 million. As part of its financial statement closing processes, as well as the Company’s review of its valuation of the Unified Payments business combination, the Company determined that the reported goodwill of its TOT Payments reporting unit was impaired at December 31, 2013.

-	We recorded a provision for bad debts and unrecoverable advances of $7,640,008 for the year ended December 31, 2013, which is primarily comprised of $4,528,759 in loss provision for advances to Russian aggregators, $1,834,302 in loss provision for Russian notes receivable and $703,768 from reserving revenue and costs related to the First Data litigation in the United States.

-	The company recognized the Intangible assets impairment in the amount of $872,354. This is due to the write off of the First Data Portfolio. The First Data portfolio was written off entirely at December 31, 2013 since the lawsuit to regain the portfolio was dismissed in early 2014.

-	Net Element recorded a net cash flow use of cash of ($696,360) from discontinued operations of our entertainment businesses. On September 25, 2013, the Company entered into a Contribution Agreement with T1T Lab, LLC, a Florida limited liability company (“T1T Lab”), and T1T Group, LLC, a Delaware limited liability company (“T1T Group”), pursuant to which, on September 25, 2013, the Company contributed to T1T Lab all of its membership and participation interests in its subsidiaries Openfilm, LLC, Motorsport, LLC, Splinex, LLC, LegalGuru, LLC and MUSIC 1 LLC (a/k/a OOO Music1) (collectively, the “Disposed Subsidiaries”). The Disposed Subsidiaries constitute all of the Company’s interests in online media businesses and operations (referred to collectively as the Company’s “entertainment assets”).

Net Element’s annual report on Form 10-K was filed with the Security and Exchange Commission (SEC) on April 15, 2014 and may be obtained from the SEC’s Internet website at http://www.sec.gov.

2014 Audit

On April 16, 2014, the Audit Committee of Net Element approved the engagement of Daszkal Bolton LLP as its independent registered public accounting firm to audit the Company’s financial statement beginning with the fiscal year ending December 31, 2014.

About Net Element (NASDAQ: NETE)

Net Element (NASDAQ: NETE) is a global technology-driven group specializing in mobile payments and value-added transactional services. The company owns and operates a global mobile payments and transaction processing provider, TOT Group. TOT Group companies include Unified Payments, recognized by Inc. Magazine as the #1 Fastest Growing Private Company in America in 2012, Aptito, a next generation cloud-based point of sale payments platform, and TOT Money, which has a leading position in Russia and has been ranked as the #1 SMS content provider by Beeline, Russia’s second largest telecommunications operator. Together with its subsidiaries, Net Element enables ecommerce and adds value to mobile commerce environments. Its global development centers and high-level business relationships in the United States, Russia and Commonwealth of Independent States strategically position the company for continued growth. The company has U.S. headquarters in Miami and international headquarters in Moscow. More information is available at www.netelement.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the extent that being added to the Russell Indexes will elevate Net Element’s profile in the investor community or bring its strategy and shareholder value to the attention of a broader audience; whether being added to the Russell Indexes will add liquidity to Net Element’s stock; whether being added to the Russell Indexes will attract index funds; and whether Net Element or its business continues to grow; whether there will be ongoing annualized savings for losses previously associated with the referenced divested businesses. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element’s ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element’s ability to successfully expand in existing markets and enter new markets; (iv) Net Element’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element’s business; (viii) changes in government licensing and regulation that may adversely affect Net Element’s business; (ix) the risk that changes in consumer behavior could adversely affect Net Element’s business; (x) Net Element’s ability to protect its intellectual property; (xi) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk that the U.S. government may decide to impose sanctions or other legal restrictions on U.S. businesses doing business in Russia; and (xii) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the previously filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

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NET ELEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS

	Year ended December 31,
	2013	2012 (As Restated)

Net revenues	$18,749,470	$1,384,852

Costs and expenses:
Cost of revenues	13,374,669	832,909
General and administrative (includes $16,549,820 and $6,240,196 of non cash compensation for the year ended December 31, 2013 and 2012, respectively)	28,166,387	12,088,602
Provision for unrecoverable advances	7,640,008	1,638,032
Goodwill impairment	11,200,000	-
Intangible assets impairment change	872,354	-
Depreciation and amortization	2,242,504	266,006
Total costs and operating expenses	63,495,922	14,825,549
Loss from operations	(44,746,452)	(13,440,697)
Interest expense	(2,979,102)	370,568
Other expense	(160,182)	2,346
Loss from continuing operations before income tax provision	(47,885,736)	(13,067,783)
Income tax provision	(213,284)	(155,683)
Loss from continuing operations	(48,099,020)	(13,223,466)
Net loss attributable to the non-controlling interest	1,129,319	133,360
Discontinued operations:
Loss from operations of discontinued entities	(1,018,003)	(3,299,825)
Loss on disposition of assets pertaining to discontinued operations	(321,643)	-
Total discontinued operations	(1,339,646)	(3,299,825)
Net loss	(48,309,347)	(16,389,931)
Foreign currency translation loss	(449,115)	276,457
Comprehensive loss	$(48,758,462)	(16,113,474)

Loss per share – basic and diluted continuing operations	$(1.65)	$(0.62)
Loss per share – basic and diluted discontinued operations	$(0.05)	$(0.15)
Total Net loss per share	$(1.70)	(0.77)

Weighted average number of common shares outstanding - basic and diluted	28,470,169	21,360,837

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NET ELEMENT, INC.

CONSOLIDATED BALANCE SHEETS

	Year ended December 31,
	2013	2012 (As Restated)

ASSETS
Current assets:
Cash	126,319	3,546,787
Restricted cash	-	2,056,821
Notes receivable, net	-	6,088,934
Accounts receivable	10,619,289	10,855,175
Advances to aggregators, net	1,109,538	4,777,033
Assets of discounted operations	-	192,460
Prepaid expenses and other assets	834,025	487,995
Total current assets	12,689,171	28,005,205
Property and equipment, net	137,267	261,759
Intangible assets, net	2,964,424	111,670
Goodwill	6,671,750	-
Investment in affiliate	46,113	-
Total assets	$22,508,725	$28,378,634

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,190,215	$498,424
Deferred revenue	239,398	-
Accrued expenses	3,484,963	910,022
Short term loans	8,478,810	9,400,164
Notes payable (current portion)	3,816,093	-
Liabilities of discontinued operations	-	223,112
Due to related parties (current portion)	1,451,357	202,682
Total current liabilities	20,660,836	11,234,404
Due to related parties (non-current portion)	-	135,693
Notes payable (non-current portion)	17,255,531	-
Total liabilities	37,916,367	11,370,097

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock ($.01 par value, 1,000,000 shares authorized and no shares issued and outstanding)	-	-
Common stock ($.0001 par value, 100,000,000 shares authorized and 32,273,298 and 28,303,659 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	3,229	2,830
Paid in capital	103,486,144	87,452,060
Stock subscription	329,406	-
Accumulated other comprehensive (loss) income	(170,550)	278,565
Accumulated deficit	(118,930,828)	(70,621,481)
Noncontrolling interest	(125,043)	(103,437)
Total stockholders’ (deficit) equity	(15,407,642)	17,008,537
Total liabilities and stockholders’ (deficit) equity	$22,508,725	$28,378,634

Source: Net Element

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